Exhibit 10.5

Consulting Agreement

This agreement is made and will become effective as of October 8, 2013 by and between the TearDroppers, Inc., a Nevada corporation (the "Company") and Rayna Austin (the "Consultant") to assist the Company in sales and marketing, administrative and any corporate tasks as requested by the board or management.

The Company agrees to retain the Consultant for $3,500 per month a period of six months followed by a month to month agreement("Consulting Term").

Company agrees to provide Consultant access to the materials necessary to execute on the tasks requested. The Company also agrees to reimburse non-accountable expenses of $500 per month in accordance with the Company's policies and procedures.

Either party may terminate this Agreement at any time on 30 days notice. If the Company terminates this Agreement for other than "Cause", the Consultant shall continue to receive the consulting fee. Each party shall be given 15 days to cure any breach.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

THE TEARDROPPERS, INC.

By: /s/ Raymond Gerrity

Raymond Gerrity, President, CEO

By: /s/ Rayna Austin

Rayna Austin, consultant